Exhibit 99.1

FOR IMMEDIATE RELEASE

BankFinancial Corporation Reports Financial Results

for the Fourth Quarter of 2011 and the Full Year of 2011

Burr Ridge, Illinois - (March 13, 2012). BankFinancial Corporation (Nasdaq – BFIN) (the “Company”) reported that it recorded a $23.9 million goodwill impairment charge and a $22.6 million valuation allowance for deferred tax assets for the three months ended December 31, 2011. These non-cash charges contributed in substantial part to the Company’s net loss of $47.0 million and basic loss per share of $2.38 for the three months ended December 31, 2011.

The goodwill impairment charge is a non-cash accounting adjustment that has no effect on the Company’s cash flows or tangible capital. Additionally, because goodwill is excluded from regulatory capital, the impairment charge has no impact on the Company’s or its subsidiary bank’s regulatory capital ratios. The Company and its subsidiary bank continue to exceed regulatory requirements to be considered “well capitalized” in accordance with regulatory capital standards. The goodwill impairment charge reflects, among other factors, the discount to book value at which smaller bank and thrift stocks traded in the stock market throughout 2011, as compared to 2010. The recording of the deferred tax asset valuation allowance was also a non-cash adjustment that produced no tangible economic loss because the net operating loss carryforwards, tax credits and other tax benefits underlying the deferred tax asset remain available to reduce taxes on future income.

The Company’s core (pre-tax, pre-provision, and pre-goodwill impairment and credit costs) operating earnings for the fourth quarter of 2011 were $6.5 million, compared to $6.4 million for the third quarter of 2011. Core operating earnings were offset by the impact of $12.3 million in valuation adjustments, of which $9.7 million was recorded as a quarterly provision for loan losses, $2.5 million was recorded as other real estate owned (“OREO”) write-downs and $113,000 was recorded as a loss on sale of OREO. Additions to specific reserves and the OREO write-downs were primarily due to updated appraisals on certain nonperforming loans and OREO. In addition, the operating results for the fourth quarter reflected $2.3 million of expense relating to nonperforming asset and OREO operations.

For the year ended December 31, 2011, BankFinancial recorded a net loss of $48.7 million and basic loss per share of $2.46, compared to a net loss of $4.3 million for 2010. Core operating earnings for the year ended December 31, 2011 were $22.8 million, compared to $12.4 million for the year ended December 31, 2010.

The Company filed its Annual Report on Form 10-K for the year ended December 31, 2011 and a Quarterly Financial and Statistical Supplement on Form 8-K with the SEC today. Both reports will be available on BankFinancial’s website, www.bankfinancial.com on the “Stockholder Information” page, and through the EDGAR database on the SEC’s website, www.sec.gov. The Quarterly Financial and Statistical Supplement includes comparative GAAP and non-GAAP performance data and financial measures for the most recent five quarters.

At December 31, 2011, BankFinancial had total assets of $1.564 billion, total loans of $1.227 billion, total deposits of $1.333 billion and stockholders’ equity of $200 million.

The Company’s management will review fourth quarter and full year 2011 results in a conference call and webcast for stockholders and analysts on Thursday, March 15, 2012, at 9:30 a.m. Chicago, Illinois Time. The conference call may be accessed by calling (866) 770-7120 and using participant passcode 60675562. The conference call will be simultaneously webcast at www.bankfinancial.com, “Stockholder Information” page. For those persons unable to participate in the conference call, the webcast will be archived through 5:00 p.m. Chicago Time on March 29, 2012 on our website.

BankFinancial Corporation is the holding company for BankFinancial, F.S.B., a full-service, community-oriented bank providing financial services to individuals, families and businesses through 20 full-service banking offices, located in Cook, DuPage, Lake and Will Counties, Illinois. BankFinancial Corporation’s common stock trades on the Nasdaq Global Select Market under the symbol BFIN.

This release includes “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. A variety of factors could cause BankFinancial’s actual results to differ from those expected at the time of this release. For a discussion of some of the factors that may cause actual results to differ from expectations, please refer to BankFinancial’s most recent Annual Report on Form 10-K as filed with the SEC. Investors are urged to review all information contained in these reports, including the risk factors discussed therein. Copies of these filings are available at no cost on the SEC’s web site at http://www.sec.gov or on BankFinancial’s web site at http://www.bankfinancial.com. Forward looking statements speak only as of the date they are made, and we do not undertake to update them to reflect changes.

For Further Information Contact:
Shareholder, Analyst and Investor Inquiries:	Media Inquiries:
Elizabeth A. Doolan Senior Vice President – Controller BankFinancial Corporation Telephone: 630-242-7151	Gregg T. Adams Executive Vice President – Marketing & Sales BankFinancial F.S.B. Telephone: 630-242-7234